(CNA SURETY LOGO)
FOR IMMEDIATE RELEASE

CONTACT: John F. Corcoran, 312-822-1371
         Doreen Lubeck, 773-583-4331

                 CNA SURETY ANNOUNCES FIRST QUARTER 2007 RESULTS

CHICAGO, APRIL 27, 2007 -- CNA Surety Corporation (NYSE:SUR) today reported net income for the first quarter of 2007 of $20.7 million, or $0.47 per diluted share, compared to $18.0 million, or $0.41 per diluted share, for the same period in 2006. The increase in net income reflects higher earned premium, higher investment income, and the impacts of lower loss and expense ratios.

"We are off to a very solid start for 2007", said John F. Welch, President and Chief Executive Officer. "Our operating trends remain positive and we continue our investments in people and technology."

For the quarter ended March 31, 2007, gross written premiums increased 5% to $118.4 million as compared to the quarter ended March 31, 2006. Gross written premiums for contract surety increased 9% to $73.1 million primarily due to increased demand as a result of the strong construction economy. Both large and small commercial surety gross written premiums increased slightly for the quarter. Related fidelity and other gross written premiums decreased by 4% due to the lingering effects of the loss of a large notary program in the first quarter of 2006. Net written premiums increased 7% to $108.8 million from the first quarter of 2006.

For the quarter ended March 31, 2007, the loss, expense, and combined ratios improved to 25.4 percent, 54.8 percent, and 80.2 percent, respectively, compared to 25.7 percent, 55.4 percent, and 81.1 percent, respectively, for the same period in 2006. The current ratios reflect lower reinsurance costs and strong premium growth achieved with a minimal increase in underwriting expenses.

Net investment income for the quarter ended March 31, 2007 was $10.7 million compared to $9.2 million during the first quarter of 2006 due to the increase in invested assets and higher yields. The annualized pre-tax yields were 4.7% and 4.5% for the three months ended March 31, 2007 and 2006, respectively.

As of March 31, 2007, stockholders' equity increased by 4% from December 31, 2006, to $587.6 million driven by net income in the current quarter. Combined statutory surplus totaled $368.9 million at March 31, 2007, resulting in a net written premium to statutory surplus ratio of 1.1 to 1.

BUSINESS ENVIRONMENT

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company's performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-

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performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 36,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on April 27, 2007. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 800-238-9007. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=39146 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 12:00 p.m. Central time on April 27th until 12:00 p.m. on May 11, 2007 by dialing 888-203-1112, pass code 4098813 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.

                                      # # #


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CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                         ----------------------
                                                           2007          2006
                                                         --------      --------
OPERATING RESULTS:
Gross written premiums                                   $118,414      $112,729
                                                         ========      ========
Net written premiums                                     $108,775      $101,906
                                                         ========      ========
Revenues:
   Net earned premiums                                   $ 98,303      $ 91,888
   Net investment income                                   10,701         9,154
   Net realized investment gains                              279            18
                                                         --------      --------
       Total revenues                                    $109,283      $101,060
                                                         --------      --------

Expenses:
   Net losses and loss adjustment
     expenses(1)                                         $ 24,943      $ 23,596
   Net commissions, brokerage and
      other underwriting expenses                          53,898        50,913
   Interest expense                                           721           952
                                                         --------      --------
      Total expenses                                     $ 79,562      $ 75,461
                                                         --------      --------
Income before income taxes                               $ 29,721      $ 25,599
Income tax expense                                          8,972         7,598
                                                         --------      --------
NET INCOME                                               $ 20,749      $ 18,001
                                                         ========      ========
Basic earnings per common share                          $   0.47      $   0.41
                                                         ========      ========
Diluted earnings per common share                        $   0.47      $   0.41
                                                         ========      ========
Basic weighted average shares outstanding                  43,931        43,450
                                                         ========      ========
Diluted weighted average shares outstanding                44,217        43,692
                                                         ========      ========

See notes to Press Release Investor Data on page 5.


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CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                         ----------------------
                                                           2007          2006
                                                         --------      --------
UNDERWRITING RESULTS:
Gross written premiums:
   Contract                                              $ 73,143      $ 67,444
   Commercial                                              36,230        35,855
   Fidelity and other                                       9,041         9,430
                                                         --------      --------
                                                         $118,414      $112,729
                                                         ========      ========
Net written premiums:
   Contract                                              $ 64,447      $ 57,712
   Commercial                                              35,287        34,764
   Fidelity and other                                       9,041         9,430
                                                         --------      --------
                                                         $108,775      $101,906
                                                         ========      ========

Net earned premiums                                      $ 98,303      $ 91,888
Net losses and loss adjustment expenses(1)                 24,943        23,596
Net commissions, brokerage and other
   underwriting expenses                                   53,898        50,913
                                                         --------      --------
Underwriting income                                        19,462        17,379
Net investment income                                      10,701         9,154
Net realized investment gains                                 279            18
Interest expense                                              721           952
                                                         --------      --------
Income before income taxes                                 29,721        25,599
Income tax expense                                          8,972         7,598
                                                         --------      --------
NET INCOME                                               $ 20,749      $ 18,001
                                                         ========      ========

Loss ratio(1)                                                25.4%         25.7%
Expense ratio                                                54.8%         55.4%
                                                         --------      --------
Combined ratio(1)                                            80.2%         81.1%
                                                         ========      ========

See notes to Press Release Investor Data on page 5.


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CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                  THREE MONTHS ENDED
                                                       MARCH 31,
                                              ---------------------------
                                                 2007            2006
                                              ----------     ------------
CASH FLOW DATA:
Net cash provided by operations               $   13,906      $   14,205

                                               MARCH 31,     December 31,
                                                 2007            2006
                                              ----------     ------------
CONSOLIDATED BALANCE SHEET DATA:
Invested assets and cash                      $  909,845      $  897,285
Intangible assets, net                           138,785         138,785
Total assets                                   1,388,299       1,368,333

Insurance reserves                               695,635         688,027
Debt                                              30,715          30,690
Total stockholders' equity                       587,580         565,902
Book value per share                          $    13.36      $    12.90
Outstanding shares                                43,981          43,872
                                              ==========      ==========

----------
NOTES TO PRESS RELEASE INVESTOR DATE

(1) Includes the effect of recording revisions of prior year reserves, known as reserve development. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were reductions of $26, or 0.1 percentage points, and $41, or 0.1 percentage points for the three months ended March 31, 2007 and 2006, respectively.


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